FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR SECOND QUARTER 2013 GAAP EARNINGS PER SHARE OF $0.08

Company Provides Fiscal Year 2013 Revised GAAP EPS Guidance in the Range of $0.15-$0.30 Per Share
Non-GAAP EPS will be in the Range of $0.45-$0.60 Per Share

NEW YORK, October 16, 2012 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported GAAP earnings per share equaled $0.08 in the second quarter of fiscal 2013 compared with $0.91 in the second quarter of fiscal 2012 .  Non-GAAP earnings per share equaled $0.15 per share in the second quarter of fiscal 2013 compared with $0.95 share in the second quarter of fiscal 2012.

Net sales for the quarter decreased 38.8% to $692.0 million, from $1,130.3 million in the year-ago period.  Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $367.6 million during the quarter, an increase of 9.1% from last year’s second quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $106.5 million, an increase of 29.4% over the year-ago period.  Sales of Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, were $26.2 million, an increase of 2.7% from last year’s second quarter.

The Company commercially launched two of its newest products, Daliresp® and Viibryd® in August 2011.  Daliresp (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD) recorded sales of $19.5 million in the current quarter.  Viibryd (vilazodone HCl), a selective serotonin reuptake inhibitor (SSRI) and a partial agonist at serotonergic 5-HT1A receptors for the treatment of adults with major depressive disorder (MDD) recorded sales of $39.9 million in the current quarter.  Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin antibiotic for the treatment of adults with community-acquired bacterial pneumonia and with acute bacterial skin and skin structure infections, recorded sales of $10.0 million in the current quarter.  Teflaro was commercially launched in March 2011 and recorded sales of $5.3 million in last year’s second quarter.  Sales of Lexapro® (escitalopram oxalate), an SSRI for the initial and maintenance treatment of MDD in adults and adolescents and generalized anxiety disorder in adults were $44.7 million compared with $596.1 million in the year-ago period.  Patent protection for Lexapro expired on March 14, 2012.

Contract revenue was $54.3 million in the current quarter compared to $33.6 million last year.  Benicar® (olmesartan medoxomil) co-promotion income totaled $30.2 million, a decrease of $1.3 million compared to $31.5 million in last year’s first quarter.  Contract revenue also included $22.7 million of income from a distribution agreement with Mylan, Inc. (Mylan) pursuant to which Mylan is authorized to sell a generic version of Lexapro and the Company retains a portion of the profits from those sales.  The six-month Hatch-Waxman exclusivity period related to generic Lexapro expired on September 13, 2012.

Cost of sales as a percentage of sales was 21.6% compared with 23.4% in last year’s second quarter.  Selling, general and administrative expense for the current quarter was $374.9 million as compared to $388.7 million in the year-ago quarter.  The current level of spending reflects the resources and activities we believe are required to support our currently marketed products, particularly our newest products: Teflaro, Daliresp and Viibryd and the pre-launch commercial costs associated with Tudorza™ (aclidinium bromide) for the long-term maintenance treatment of COPD, and Linzess™ (linaclotide) for the treatment of irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

Research and development spending for the current quarter was $202.8 million compared with $197.3 million in last year’s second quarter.  The current quarter had no product development milestone charges compared to $30.0 million of milestone payments in the prior year’s quarter.

Income tax expense for the quarter was $12.4 million, reflecting a quarterly effective tax rate of 37.4%. The higher effective tax rate is due principally to the repeal of the R&D tax credit and the mix of earnings in different jurisdictions.  The Company now expects the annual effective tax rate to be approximately 24% for fiscal 2013.  Reported net income for the quarter ended September 30, 2012 was $20.8 million or $0.08 per share compared to $249.8 million or $0.91 per share reported for last year’s second quarter.

Diluted shares outstanding for the three months ended September 30, 2012 were approximately 267,169,000, a reduction of approximately 6.6 million shares compared to the year-ago period primarily due to the Company’s accelerated share repurchase programs.

Six Month Results
Revenues for the six months ended September 30, 2012 decreased 31.9% to $1,581.8 million from $2,321.0 million in the prior year.

Net income for the six months ended September 30, 2012 decreased 85.0% to $76.1 million from $508.0 million reported in the six months of the prior year.  Reported diluted GAAP earnings per share decreased 84.5% to $0.28 per share in the current year’s six months as compared to diluted earnings per share of $1.81 per share in last year’s six months.

Fiscal 2013 Guidance
The Company now expects that GAAP earnings per share for the fiscal year ending March 31, 2013 will be in the range of $0.15 to $0.30 including acquisition related amortization.  Non-GAAP earnings per share will be in the range of $0.45 to $0.60.

Total net revenue (includes product sales as well as the earnings contribution from Benicar, authorized generic sales of Lexapro, interest income and other income) is now expected to be $3.2 billion compared with previous guidance of $3.4 billion as a result of the following:

•
As previously disclosed in June 2012, sales of Lexapro are now expected to be approximately $215 million compared to the previous estimate of $250 million and royalty income earned on sales of the Company’s authorized generic version of Lexapro is now expected to be $60 million compared with previous guidance of $115 million. Shipments of Levothroid have not resumed due to manufacturing issues affecting our third party licensor and supplier.  Annual sales of Levothroid are approximately $17 million.

•
Sales of Namenda are now expected to end the year 11% higher than last year compared with previous guidance of a 17% increase. New initiatives to improve dementia care in nursing homes, while primarily directed toward reducing antipsychotic use, appear to have also reduced demand for Alzheimer’s medications.  The impact to Namenda is a projected reduction in sales of approximately $85 million.

•	Sales of Linzess are now expected to be $25 million compared with previous guidance of $60 million due to a delay in launch resulting from the extended three month FDA review of our NDA.

•	Teflaro sales are now expected to be $45 million compared with previous guidance of $65 million.

Finally, the Company has accelerated the enrollment in certain Phase III and life-cycle development programs.  As a result, research and development expense, including milestones, is now expected to be $900 million as compared to previous guidance of $850 million.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “With Lexapro now completely genericized we have a bright future with our next generation of products combined with growth of Namenda. We are pleased with the continued successful progress of our most recent new product launches for Teflaro, Daliresp and Viibryd.  Collectively, our next generation products, Bystolic, Savella, Teflaro, Daliresp and Viibryd had sales of $202 million in the quarter, representing 69% growth in comparison to the comparable prior year quarter.  We are also pleased with the continued positive progress of our late stage new product development pipeline.  During the quarter, we received FDA approval for two New Drug Applications (NDAs) (aclidinium and linaclotide), and as planned, submitted an NDA for another product (levomilnacipran).

During the quarter we and our partner Almirall were pleased to announce the approval of Tudorza (aclidinium).  As the first long-acting inhaled anticholinergic agent approved in 8 years for COPD, Tudorza will be an important treatment option available for the nearly 13 million patients in the U.S. that have been diagnosed with this serious disease.  Tudorza will be launched and available to patients later this quarter.  Also during the quarter, we and our partner Ironwood Pharmaceuticals were delighted to announce the approval of Linzess (linaclotide).  Irritable bowel syndrome with constipation and chronic idiopathic constipation affect as many as 13 million and 35 million adult Americans, respectively.  There are few treatment options for these conditions and Linzess has the potential to improve the lives of patients suffering from the symptoms associated with these two serious conditions.  Linzess will also be launched and available to patients later this quarter.

We and our partner Pierre Fabre Laboratories were pleased to recently announce that we have submitted an NDA to the FDA for levomilnacipran, a serotonin norepinephrine reuptake inhibitor (SNRI) for the treatment of major depressive disorder.  MDD is a serious medical condition requiring treatment that affects more than 15 million adults in the U.S.  We are also on track to file the NDA for cariprazine for the treatment of schizophrenia and acute mania associated with bipolar 1 disorder, later this quarter.  Assuming their respective regulatory approvals in calendar 2013, we expect to launch levomilnacipran and cariprazine during fiscal 2014.

During the quarter we also completed two business development transactions with our partner Almirall.  In Canada, where we have established a wholly owned subsidiary, we entered into an agreement to co-promote the aclidinium franchise with Almirall.  In another agreement, we have granted Almirall exclusive commercialization rights for linaclotide in Mexico.

We have achieved remarkable progress over the past few years.  Today we have one of the strongest and most diverse product portfolios and pipelines in the industry, in large part due to our strong core competency in our key therapeutic focus areas and our status as a partner of choice, as evidenced by our numerous repeat collaborations.  Commercially we have successfully launched five new products in less than five years - Bystolic, Savella, Teflaro, Daliresp and Viibryd.  With the upcoming launches of Tudorza and Linzess we will have seven young and growing products in our commercial portfolio, an enviable achievement for our Company.  With these seven launches in hand, plus the completed NDA filing for levomilnacipran and the upcoming filing for cariprazine, we are well on track to secure the sales and earnings to build long-term growth well into the future.”

Use of Non-GAAP Financial Information

Non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		SIX MONTHS
	ENDED		ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2012	2011	2012	2011
Reported diluted earnings per share:	$0.08	$0.91	$0.28	$1.81
Specified items, per share, net of tax:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	0.03	0.02	0.07	0.03
Recorded in Selling, general and administrative	0.04	0.02	0.08	0.03
Licensing payment to Blue Ash Therapeutics, LLC for azimilide recorded in R&D	-	-	-	0.14
Rounding	-	-	-	0.01
Adjusted Non-GAAP diluted earnings per share:	$0.15	$0.95	$0.43	$2.02

Forest will host a conference call at 10:00 AM EDT today to discuss the results.  The conference call will be webcast live on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until November 16, 2012 at both websites and also by dialing (855) 859-2056 (US and Canada) or +1 404 537-3406 (international), Conference ID: 33378270.

About Forest Laboratories and Its Products

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal, and pain management medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.  Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.  Forest assumes no obligation to update forward-looking statements contained in this rerelease to reflect new information or future events or developments.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	THREE MONTHS		SIX MONTHS
	ENDED SEPTEMBER 30		ENDED SEPTEMBER 30
	(In thousands, except per share amounts)
	2012	2011	2012	2011
Revenues:
Net sales	$692,017	$1,130,250	$1,443,783	$2,234,385
Contract revenue	54,277	33,579	120,112	74,218
Other income	14,343	5,250	17,869	12,407
Net revenues	760,637	1,169,079	1,581,764	2,321,010

Costs and expenses:
Cost of goods sold	149,723	263,984	317,946	517,781
Selling, general and administrative	374,889	388,657	757,198	746,734
Research and development	202,839	197,331	398,005	391,774
	727,451	849,972	1,473,149	1,656,289

Income before income tax expense	33,186	319,107	108,615	664,721
Income tax expense	12,409	69,294	32,553	156,771
Net income	$20,777	$249,813	$76,062	$507,950

Net income per share:
Basic	$0.08	$0.91	$0.28	$1.82
Diluted	$0.08	$0.91	$0.28	$1.81

Weighted average number of shares outstanding:
Basic	266,503	273,196	267,447	279,449
Diluted	267,169	273,753	268,092	280,015